At Home Group Inc. Announces Fourth Quarter and Fiscal 2017 Financial Results

•	Q4 net sales increased 26.4%; Q4 comparable store sales increased 7.1%
•	Q4 EPS of $0.25; pro forma adjusted EPS(1) increased to $0.28
•	Fiscal 2017 net sales increased 23.1%; comparable store sales increased 3.7%
•	Fiscal 2017 EPS increased to $0.48 from $0.07; pro forma adjusted EPS(1) increased 44% to $0.59 from $0.41
•	Fiscal 2018 outlook at the midpoint assumes 18.5% net sales growth, 47% net income growth and 27.5% pro forma adjusted net income(1) growth

Plano, Texas, March 28, 2017 -- At Home Group Inc. (NYSE: HOME), the home décor superstore, today announced its financial results for the fourth quarter and fiscal year ended January 28, 2017.

Lee Bird, President and Chief Executive Officer, stated: “We are pleased to report results for our 11th consecutive quarter of over 20% net sales growth and our 12th consecutive quarter of positive comparable store sales growth.  Our fourth quarter outperformance was driven by strong new store results accompanied by a 7.1% comparable store sales increase as we further elevated our holiday assortment and capitalized on an inventory opportunity identified earlier in the year, both of which were well-received by our customers.  Our unparalleled in-store home décor assortment, together with our compelling value price points, are resonating with our customers now more than ever. In combination with our focus on operational efficiency, we delivered a 100% increase in pro forma adjusted EPS1 to $0.28 for the fourth quarter and a 44% increase for the full year to $0.59.”

Mr. Bird continued, “Looking ahead to the upcoming year, we have robust marketing and merchandising plans in place and a pipeline of store opportunities we are very excited about.  Our long-term growth runway is substantial with potential to increase store count to nearly five times our current footprint. We have a young brand that has significant room to grow and a value proposition that is increasingly relevant in today’s retail environment. We are focused on disciplined execution and building on our progress in fiscal 2018.”

For the Thirteen Weeks Ended January 28, 2017

•

Net sales increased 26.4% to $234.5 million from $185.5 million in the thirteen weeks ended January 30, 2016 driven by the net addition of 23 stores since the fourth quarter of fiscal 2016 and a comparable store sales increase of 7.1%.

•	We opened one new store in the fourth quarter of fiscal 2017 and ended the year with 123 stores in 30 states. This represents a 23.0% increase in total stores since the fourth quarter of fiscal 2016.

•

Gross profit increased 28.6% to $75.7 million from $58.9 million in the prior year period. Gross margin increased 60 basis points to 32.3%  primarily due to a reduction in product-related costs driven by operational improvements partially offset by costs associated with investments in incremental inventory.

•

Selling, general and administrative expenses (“SG&A”) increased 17.8% to $45.2 million from $38.3 million in the prior year. The increase is primarily driven by the net addition of 23 stores since the fourth quarter of fiscal 2016, a  $2.6 million increase in stock-based compensation and transaction costs associated with our initial public offering (“IPO”),  an increase in incentive compensation as well as corporate and strategic investments to support our growth strategies, including labor cost associated with the inflow of incremental inventory.

•

Adjusted SG&A1, which excludes nonrecurring costs incurred in conjunction with our IPO, increased 10.9% to $42.5 million and 18.1% of net sales compared to $38.3 million and 20.6%  of net sales in the fourth quarter of fiscal 2016.

•

Operating income was $29.3 million compared to $19.7 million in the fourth quarter of fiscal 2016. Operating margin increased 190 basis points to 12.5% primarily driven by leverage of our corporate overhead expenses as well as improvement in gross margin.

•	Adjusted operating income[1] increased 61.6% to $31.9 million and 13.6% of net sales compared to $19.8 million and 10.7% of net sales in the same quarter last year.

•

Interest expense decreased to $5.3 million from $8.6 million in the same quarter last year due to the repayment in full of our $130.0 million second lien term loan facility (the “Second Lien Facility”) in the third quarter of fiscal 2017 utilizing net proceeds from our IPO.

•

Income tax expense was $8.7 million based on an effective tax rate of 36.4% compared to a benefit of $47.6 million and an effective tax rate of (427.1)% in the fourth quarter of fiscal 2016.  The prior year effective tax rate was primarily impacted by changes in the valuation allowance on deferred tax assets.

•

Net income in the fourth quarter of fiscal 2017 was $15.3 million. Net income in the fourth quarter of fiscal 2016 of $58.8 million was significantly impacted by an income tax benefit recognized during the period.

•	Pro forma adjusted net income[1] increased 101.8% to $17.4 million compared to $8.6 million in the fourth quarter of fiscal 2016.

•	EPS was $0.25 compared to $1.12 in the fourth quarter of fiscal 2016. Pro forma adjusted EPS[1] was $0.28 compared to $0.14 in the fourth quarter of fiscal 2016.

•	Adjusted EBITDA[1] increased 33.6% to $45.2 million for the thirteen weeks ended January 28, 2017.

For the Fiscal Year Ended January 28, 2017

•

Net sales increased 23.1% to $765.6 million from $622.2 million in the fiscal year ended January 30, 2016 driven by the net addition of 23 stores in fiscal 2017 and a comparable store sales increase of 3.7%.

•

Gross profit increased 23.5% to $247.5 million from $200.4 million in fiscal 2016. Gross margin increased 10 basis points to 32.3%  primarily due to a reduction in product-related costs driven by operational improvements partially offset by increased occupancy costs as a result of our fiscal 2017 and fiscal 2016 sale-leaseback transactions as well as by costs associated with investments in incremental inventory.

•

SG&A increased 25.7% to  $170.6 million from $135.7 million in fiscal 2016. The increase is primarily driven by the net addition of 23 stores,  including a $2.2 million increase in preopening costs due to the number and timing of new store openings, a  $5.7 million increase in stock-based compensation and transaction costs associated with our IPO,  a $5.0 million increase in brand advertising to continue driving consumer awareness of the At Home brand as well as corporate and strategic investments to support our growth strategies.

•

Adjusted SG&A1, which excludes nonrecurring costs incurred in conjunction with our IPO, increased 21.5% to $164.4 million and 21.5% of net sales compared to $135.3 million and 21.8% of net sales in fiscal 2016.

•

Operating income was $72.7 million in fiscal 2017 compared to $62.2 million in fiscal 2016. Operating margin decreased 50 basis points to 9.5%, primarily driven by an increase in IPO-related costs and investments in brand advertising partially offset by leverage of our corporate overhead expenses.

•	Adjusted operating income[1] increased 25.9% to $78.8 million and 10.3% of net sales year to date compared to $62.6 million and 10.1% of net sales in fiscal 2016.

•

Interest expense decreased to $27.2 million from $36.8 million in fiscal 2016 due to the June 2015 refinancing of our 10.75% senior secured notes as well as the repayment in full of our $130.0 million Second Lien Facility in the third quarter of fiscal 2017 utilizing net proceeds from our IPO.

•

Income tax expense was $15.7 million based on an effective tax rate of 36.7% in fiscal 2017 as compared to a benefit of $14.2 million and an effective tax rate of 133.8% in fiscal 2016.  The prior year effective tax rate was primarily impacted by changes in the valuation allowance on deferred tax assets.

•

Net income was $27.1 million in fiscal 2017, which included a $2.7 million loss on the extinguishment of debt in the third quarter. This compares to net income of $3.6 million in fiscal 2016, which included a $36.0 million pre-tax loss on the extinguishment of debt in the second quarter.

•	Pro forma adjusted net income[1] increased 43.5% to $36.5 million in fiscal 2017 compared to $25.4 million in the prior year.

•	EPS was $0.48 in fiscal 2017 compared to $0.07 in fiscal 2016. Pro forma adjusted EPS[1] was $0.59 versus $0.41 in the prior year.

•	Adjusted EBITDA[1] increased 20.0% to $138.3 million for the year ended January 28, 2017.

Balance Sheet Highlights as of January 28, 2017

•

Net inventory increased 38.2% to $243.8 million compared to January 30, 2016 driven by a 23.0% increase in the number of stores, an acceleration in inventory purchases which includes the impact of an earlier Chinese New Year and incremental investments in low-priced inventory.

•	Total liquidity (cash plus $108.4 million of availability under our revolving credit facility) was $115.5 million.

•	Total debt was $310.2 million compared to $438.5 million as of January 30, 2016. In addition, there was $101.6 million outstanding under our revolving credit facility as of January 28, 2017.

Fiscal 2018 Outlook & Key Assumptions

Judd Nystrom, Chief Financial Officer, stated: “In fiscal 2018 we expect to deliver another strong year, as our outlook assumes net sales growth of 18% to 19%, net income growth of 43% to 51% and pro forma adjusted net income1 growth of 25%  to 30%. This outlook reflects the assumed $0.08 EPS impact of a new store mix more heavily weighted towards leases than we had originally contemplated, an incremental new store and the acceleration of certain fiscal 2019 pre-opening costs partially offset by the strength of our fiscal 2017 top line performance.  Our opportunistic real estate strategy means that the mix of leased versus owned stores can shift in any given year, which has short-term implications for occupancy and pre-opening expense and, therefore, earnings per share.  However, our flexibility positions us well to deliver on our long-term targets of high teens sales growth and approximately 25% net income growth.”  Below is an overview of our outlook for selected fiscal 2018 financial data and related assumptions:

•

Net sales are expected to be in a range of $903 million to $910 million.  Our net sales growth outlook is based on 28 gross and 25 net new store openings and an assumed comparable store sales increase of 2.5% to 3.0%.

•	Net income is expected to be in a range of $39 million to $41 million based on an assumed 37.5% annual effective tax rate for fiscal 2018 and interest expense of approximately $20 million.
•	Pro forma adjusted net income[1] is expected to be in a range of $45.5 million to $47.5 million[2], representing growth of 25% to 30% over fiscal 2017.
•

EPS is expected to be in a range of $0.61 to $0.64, with pro forma adjusted EPS[1] in a range of $0.72 to $0.75, based on assumed diluted weighted average shares outstanding of approximately 63.5 million.

•

Net capital expenditures are expected to be in a range of $110 million to $130 million, net of $100 million of assumed sale-leaseback proceeds, driven primarily by fiscal 2018 new store growth and the timing of expected new store openings in fiscal 2019.

1 Represents a non-GAAP financial measure. For additional information about non-GAAP measures, including reconciliations to the most directly comparable financial measures presented in accordance with GAAP, please see “Non-GAAP Measures” below.

2 Projected pro forma adjusted net income for fiscal 2018 excludes an estimated pre-tax adjustment of $10.7 million in non-cash stock-based compensation related to a special one-time IPO bonus grant.

Conference Call Details

A conference call to discuss the fourth quarter and fiscal 2017 financial results is scheduled for today, March 28, 2017, at 8:30 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial 877-407-0789 (international callers please dial 201-689-8562) approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call, together with related materials, will be available online at investor.athome.com.

A recorded replay of the conference call will be available within two hours of the conclusion of the call and can be accessed both online at investor.athome.com and by dialing 844-512-2921 (international callers please dial 412-317-6671). The pin number to access the telephone replay is 13656321. The replay will be available until April 4, 2017.

Terminology

We define certain terms used in this release as follows:

"Adjusted EBITDA" means net income (loss) before interest expense, net, loss from early extinguishment of debt, income tax (benefit) provision and depreciation and amortization, adjusted for the impact of certain other items permitted by our debt agreements, including certain legal settlements and consulting and other professional fees, costs associated with new store openings, relocation and employee recruiting incentives, management fees and expenses, stock-based compensation expense, impairment of our trade name and non-cash rent.

“Adjusted Net Income (Loss)” means net income (loss) before certain one-time expenses associated with our IPO and non-cash stock-based compensation related to a special one-time IPO bonus grant, as well as loss on extinguishment of debt and the tax impact of such adjustments.

“adjusted operating income” means operating income before certain one-time expenses associated with our IPO and non-cash stock-based compensation related to a special one-time IPO bonus grant.

“adjusted SG&A” means selling, general and administrative expenses, excluding certain one-time expenses associated with our IPO and non-cash stock-based compensation related to a special one-time IPO bonus grant.

"comparable store sales" means, for any reporting period, the change in period-over-period net sales for the comparable store base, beginning with stores on the first day of the sixteenth full fiscal month following the store's opening. When a store is being relocated or remodeled, we exclude sales from that store in the calculation of comparable store sales until the first day of the sixteenth full fiscal month after it reopens.

“EPS” means diluted earnings per share.

“GAAP” means accounting principles generally accepted in the United States.

“pro forma adjusted net income (loss)” means Adjusted Net Income (Loss) as adjusted for comparability between periods to reflect the impact of interest on indebtedness repaid during the periods presented, the tax impact of adjustments to Adjusted Net Income (Loss) and normalization of income tax rates during certain periods presented.

“pro forma adjusted EPS” means pro forma adjusted net income (loss) divided by pro forma diluted weighted average shares outstanding.

“pro forma diluted weighted average shares outstanding” means diluted share count on a pro forma basis after giving effect to the issuance of the shares of common stock in the IPO as if it had occurred at the beginning of the period presented.

“Store-level Adjusted EBITDA” means Adjusted EBITDA, adjusted further to exclude the impact of certain corporate overhead expenses, which we do not consider in our evaluation of the ongoing performance of our stores from period to period.

Forward-Looking Statements

This release contains forward-looking statements. You can generally identify forward-looking statements by our use of forward-looking terminology such as "anticipate," "are confident," "assumed," "believe," "continue," "could," "estimate," "expect," "intend," "may," "might," "on track," "plan," "potential," "predict," "seek," "should," or "vision," or the negative thereof or other variations thereon or comparable terminology. In particular, statements about our outlook and assumptions for financial performance for fiscal 2018, as well as statements about the markets in which we operate, expected new store openings, our real estate strategy, potential growth opportunities and future capital expenditures and our expectations, beliefs, plans, strategies, objectives, prospects, assumptions or future events or performance contained in this document are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

We have based these forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. These and other important factors, including those discussed in our final prospectus, dated August 3, 2016, filed pursuant to Rule 424(b) under the Securities Act of 1933 with the SEC under the headings "Prospectus Summary," "Risk Factors," “Cautionary Note Regarding Forward-Looking Statements,” "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business,” and in future filings we may make with the SEC, may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements contained in this release are not guarantees of future performance and our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate, may differ materially from the forward-looking statements contained herein. In addition, even if our results of operations, financial condition and liquidity, and events in the industry in which we operate, are consistent with the forward-looking statements contained in this prospectus, they may not be predictive of results or developments in future periods.

Any forward-looking statement that we make in this release speaks only as of the date of such statement. Except as required by law, we do not undertake any obligation to update or revise, or to publicly announce any update or revision to, any of the forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this document.

About At Home Group Inc.

At Home, the home décor superstore, is focused on providing customers with the broadest assortment of home décor products to suit any style, any room, at any budget, for any reason to redecorate.  With a wide assortment of over 50,000 items throughout our stores, At Home enables customers to express themselves and create a home that reflects their personality and style.  Our differentiated merchandising strategy allows us to identify trends and then value engineer products to provide the aesthetics our customers want at attractive price points.  Our highly efficient operating model seeks to drive growth and profitability while minimizing operating risk, ultimately allowing us to deliver exceptional value to our customers.  We utilize a flexible and disciplined real estate strategy that enables us to successfully open and operate stores across a wide range of formats and markets.  We believe that our broad and comprehensive offering and compelling value proposition combine to create a leading destination for home décor.  As of March 28, 2017, At Home operated 126 stores in 30 states and is headquartered in Plano, Texas.  For more information, visit investor.athome.com.

-Financial Tables to Follow-

AT HOME GROUP INC.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

	January 28, 2017	January 30, 2016
Assets
Current assets:
Cash and cash equivalents	$7,092	$5,428
Inventories, net	243,795	176,388
Prepaid expenses	6,130	6,351
Other current assets	1,860	3,229
Total current assets	258,877	191,396
Property and equipment, net	340,358	272,776
Goodwill	569,732	569,732
Trade name	1,458	872
Debt issuance costs, net	1,202	1,323
Restricted cash	482	26
Noncurrent deferred tax asset	40,735	14,726
Other assets	549	3,959
Total assets	$1,213,393	$1,054,810
Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$58,425	$31,139
Accrued liabilities	74,439	54,472
Revolving line of credit	101,575	76,600
Current portion of deferred rent	7,082	4,518
Current portion of long-term debt and financing obligations	3,691	3,789
Income taxes payable	7,265	—
Total current liabilities	252,477	170,518
Long-term debt	299,606	422,610
Financing obligations	19,937	19,017
Deferred rent	103,692	70,156
Other long-term liabilities	2,811	3,356
Total liabilities	678,523	685,657
Shareholders' Equity
Common stock; $0.01 par value; 500,000,000 shares authorized; 60,366,768 and 50,836,727 shares issued and outstanding, respectively	604	508
Additional paid-in capital	548,301	409,746
Accumulated deficit	(14,035)	(41,101)
Total shareholders' equity	534,870	369,153
Total liabilities and shareholders' equity	$1,213,393	$1,054,810

AT HOME GROUP INC.

Condensed Consolidated Statements of Income

(in thousands, except share and per share data)

	Thirteen Weeks Ended		Fiscal Year Ended
	January 28, 2017	January 30, 2016	January 28, 2017	January 30, 2016

Net sales	$234,514	$185,506	$765,635	$622,161
Cost of sales	158,784	126,610	518,155	421,750
Gross profit	75,730	58,896	247,480	200,411

Operating expenses
Selling, general and administrative expenses	45,157	38,328	170,556	135,716
Depreciation and amortization	1,307	836	4,247	2,476
Total operating expenses	46,464	39,164	174,803	138,192

Operating income	29,266	19,732	72,677	62,219
Interest expense, net	5,287	8,582	27,174	36,759
Loss on extinguishment of debt	—	—	2,715	36,046
Income (loss) before income taxes	23,979	11,150	42,788	(10,586)
Income tax provision (benefit)	8,721	(47,623)	15,722	(14,160)
Net income	$15,258	$58,773	$27,066	$3,574

Earnings per share:
Net income per common share:
Basic	$0.25	$1.16	$0.49	$0.07
Diluted	$0.25	$1.12	$0.48	$0.07
Weighted average shares outstanding:
Basic	60,366,768	50,836,727	55,414,037	50,836,727
Diluted	61,670,379	52,552,555	56,892,183	51,732,752

AT HOME GROUP INC.

Condensed Consolidated Statements of Cash Flows

(in thousands)

	Fiscal Year Ended
	January 28, 2017	January 30, 2016
Operating Activities
Net income	$27,066	$3,574
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	36,925	28,694
Loss (gain) on disposal of fixed assets	216	(1,852)
Non-cash interest expense	2,664	2,757
Amortization of deferred gain on sale-leaseback	(4,721)	(3,152)
Deferred income taxes	(26,008)	(12,308)
Stock-based compensation	9,384	4,663
Loss on extinguishment of debt	2,715	36,046
Changes in operating assets and liabilities
Inventories	(67,407)	(34,132)
Prepaid expenses and other current assets	1,600	(781)
Other assets	(2,624)	(3,380)
Accounts payable	24,344	(6,285)
Accrued liabilities	19,415	(5,418)
Income taxes payable	9,621	(515)
Deferred rent	10,308	7,002
Net cash provided by operating activities	43,498	14,913
Investing Activities
Purchase of property and equipment	(124,273)	(102,541)
Purchase of intangible assets	(586)	(19)
Change in restricted cash	(456)	17,234
Net proceeds from sale of property and equipment	62,141	45,599
Net cash used in investing activities	(63,174)	(39,727)
Financing Activities
Payments under lines of credit	(406,164)	(230,900)
Proceeds from lines of credit	431,139	240,100
Payment of debt issuance costs	(323)	(13,742)
Proceeds from issuance of long-term debt	—	430,000
Payment of Second Lien Term Loan	(130,000)	—
Payment of Senior Secured Notes	—	(389,027)
Payments on financing obligations	(128)	(360)
Payments on long-term debt	(6,128)	(10,535)
Proceeds from issuance of common stock	132,944	—
Net cash provided by financing activities	21,340	25,536
Increase in cash and cash equivalents	1,664	722
Cash and cash equivalents, beginning of period	5,428	4,706
Cash and cash equivalents, end of period	$7,092	$5,428

Supplemental Cash Flow Information
Cash paid for interest	$21,058	$40,184
Cash paid for income taxes	$30,760	$1,026
Supplemental Information for Non-cash Investing and Financing Activities
Property and equipment included in accounts payable	$2,941	$5,787
Property and equipment reduction due to sale leaseback	$(30,910)	$(22,535)
Property and equipment acquired under capital lease	$8,613	$—

Non-GAAP Measures

Certain financial measures presented in this release, such as comparable store sales, Adjusted EBITDA, adjusted SG&A, adjusted operating income, Adjusted Net Income, pro forma adjusted net income, pro forma diluted weighted average shares outstanding, pro forma adjusted EPS and Store-level Adjusted EBITDA, are not recognized under GAAP.

We present comparable store sales, which is not a recognized financial measure under GAAP, because it allows us to evaluate how our store base is performing by measuring the change in period-over-period net sales in stores that have been open for the applicable period.  We present Adjusted EBITDA and Store-level Adjusted EBITDA, which are not recognized financial measures under GAAP, because we believe they assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance, such as interest, depreciation, amortization, loss on extinguishment of debt and taxes, as well as costs related to new store openings, which are incurred on a limited basis with respect to any particular store when opened and are not indicative of ongoing core operating performance. We present adjusted SG&A, adjusted operating income, Adjusted Net Income, pro forma adjusted net income, pro forma diluted weighted average shares outstanding and pro forma adjusted EPS, which are not recognized financial measures under GAAP, because we believe investors’ understanding of our operating performance is enhanced by the disclosure of selling, general and administrative expenses, operating income, net income, diluted weighted average shares outstanding and earnings per diluted share adjusted for nonrecurring charges associated with events such as our IPO and refinancing transactions.

You are encouraged to evaluate each of these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating our non-GAAP measures, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in such presentation.  Our presentation of non-GAAP financial measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. There can be no assurance that we will not modify the presentation of our non-GAAP financial measures in the future, and any such modification may be material. In addition, comparable store sales, Adjusted EBITDA, adjusted SG&A, adjusted operating income, Adjusted Net Income, pro forma adjusted net income, pro forma diluted weighted average shares outstanding, pro forma adjusted EPS and Store-level Adjusted EBITDA may not be comparable to similarly titled measures used by other companies.

Comparable store sales, Adjusted EBITDA, adjusted SG&A, adjusted operating income, Adjusted Net Income, pro forma adjusted net income, pro forma diluted weighted average shares outstanding, pro forma adjusted EPS and Store-level Adjusted EBITDA have limitations as analytical tools and you should not consider them in isolation, or as a substitute for analysis of our results as reported under GAAP.  We compensate for these limitations by relying primarily on our GAAP results and using comparable store sales, Adjusted EBITDA, adjusted SG&A, adjusted operating income, Adjusted Net Income, pro forma adjusted net income, pro forma diluted weighted average shares outstanding, pro forma adjusted EPS and Store-level Adjusted EBITDA only as supplemental information.

AT HOME GROUP INC.

Supplemental Information - Reconciliation of GAAP to Non-GAAP Financial Measures

(in thousands, except share and per share data)

(Unaudited)

The tables below reconcile the non-GAAP financial measures of adjusted SG&A, adjusted operating income, Adjusted Net Income (Loss), pro forma adjusted net income, pro forma diluted weighted average shares outstanding, pro forma adjusted EPS, Adjusted EBITDA and Store-level Adjusted EBITDA to their most directly comparable GAAP financial measures.

Reconciliation of selling, general and administrative expenses as reported to adjusted SG&A

	Thirteen Weeks Ended		Fiscal Year Ended
	January 28, 2017	January 30, 2016	January 28, 2017	January 30, 2016

Selling, general and administrative expenses as reported	$45,157	$38,328	$170,556	$135,716
Adjustments:
Stock-based compensation related to special one-time IPO bonus grant(a)	(2,610)	—	(5,318)	—
IPO transaction costs(b)	(72)	(38)	(797)	(373)
Adjusted selling, general and administrative expenses	$42,475	$38,290	$164,441	$135,343

Reconciliation of operating income as reported to adjusted operating income

	Thirteen Weeks Ended		Fiscal Year Ended
	January 28, 2017	January 30, 2016	January 28, 2017	January 30, 2016

Operating income as reported	$29,266	$19,732	$72,677	$62,219
Adjustments:
Stock-based compensation related to special one-time IPO bonus grant(a)	2,610	—	5,318	—
IPO transaction costs(b)	72	38	797	373
Adjusted operating income	$31,948	$19,770	$78,792	$62,592
Adjusted operating margin	13.6%	10.7%	10.3%	10.1%

Reconciliation of diluted weighted average shares outstanding as reported to pro forma diluted weighted average shares outstanding

	Thirteen Weeks Ended		Fiscal Year Ended
	January 28, 2017	January 30, 2016	January 28, 2017	January 30, 2016

Diluted weighted average shares outstanding	61,670,379	52,552,555	56,892,183	51,732,752
Adjustment for issuance of shares at IPO(d)	—	9,530,041	4,952,731	9,530,041
Pro forma diluted weighted average shares outstanding	61,670,379	62,082,596	61,844,914	61,262,793

Reconciliation of net income (loss) as reported to pro forma adjusted net income

	Thirteen Weeks Ended		Fiscal Year Ended
	January 28, 2017	January 30, 2016	January 28, 2017	January 30, 2016

Net income	$15,258	$58,773	$27,066	$3,574
Adjustments:
Loss on extinguishment of debt	—	—	2,715	36,046
Stock-based compensation related to special one-time IPO bonus grant(a)	2,610	—	5,318	—
IPO transaction costs(b)	72	38	797	373
Tax impact of adjustments to net income(c)	(975)	162	(3,244)	(48,715)
Adjusted Net Income (Loss)	16,965	58,973	32,652	(8,722)
Adjustments for comparability between periods:
Interest on Senior Secured Notes(e)	—	—	—	4,000
Interest on Second Lien Term Loan(f)	—	2,958	6,054	11,832
Tax impact of adjustments to Adjusted Net Income (Loss)(c)	—	12,634	(2,224)	(21,177)
Tax rate adjustments(g)	446	(65,936)	—	39,482
Pro forma adjusted net income	$17,411	$8,629	$36,482	$25,415
Pro forma diluted weighted average shares outstanding	61,670,379	62,082,596	61,844,914	61,262,793
Pro forma adjusted EPS	$0.28	$0.14	$0.59	$0.41

(a)

Non-cash stock-based compensation associated with a special one-time initial public offering bonus grant to senior executives, which we do not consider in our evaluation of our ongoing performance. The grant was made in addition to the ongoing equity incentive program that we have in place to incentivize and retain management and was made to reward certain senior executives for historical performance and allow them to benefit from future successful outcomes for our Sponsors.

(b)	Charges incurred in connection with our initial public offering, which we do not expect to recur and do not consider in our evaluation of our ongoing performance.
(c)

Represents the tax impact associated with the adjusted expenses utilizing the effective tax rate in effect during the periods presented.  The effective tax rate for the thirteen weeks ended January 28, 2017 and January 30, 2016 was 36.4% and (427.1)%, respectively.  The effective tax rate for the fiscal years ended January 28, 2017 and January 30, 2016 was 36.7% and 133.8%, respectively.

(d)	Reflects the weighted average impact of common shares issued with our initial public offering in August 2016 as if they had been outstanding the entire period.
(e)	Adjusts interest expense for the June 5, 2015 refinancing of our $360.0 million 10.75% Senior Secured Notes with $430.0 million of indebtedness under our first and second lien term loan facilities.
(f)

Adjusts stated interest expense for use of IPO proceeds for repayment in full of the $130.0 million of principal amount of indebtedness under our second lien term loan facility, which occurred in the third quarter of fiscal 2017.

(g)

Represents the tax impact required to present fiscal 2017 pro forma adjusted net income at the annual effective tax rate of 36.7% as well as fiscal 2016 pro forma adjusted net income, including all outlined adjustments, subject to a normalized effective tax rate of 39.0%.  The effective tax rate for the thirteen weeks and fiscal year ended January 30, 2016 was (427.1)%, and 133.8%, respectively.

Reconciliation of net (loss) income to EBITDA (excluding loss on extinguishment of debt), Adjusted EBITDA and Store-level Adjusted EBITDA

	Thirteen Weeks Ended		Fiscal Year Ended
	January 28, 2017	January 30, 2016	January 28, 2017	January 30, 2016

Net income	$15,258	$58,773	$27,066	$3,574
Interest expense, net	5,287	8,582	27,174	36,759
Loss on extinguishment of debt	—	—	2,715	36,046
Income tax provision (benefit)	8,721	(47,623)	15,722	(14,160)
Depreciation and amortization(a)	10,547	7,852	36,925	28,694
EBITDA	$39,813	$27,584	$109,602	$90,913
Consulting and other professional services(b)	(120)	1,436	2,478	3,506
Costs associated with new store openings(c)	2,335	2,021	12,035	9,801
Relocation and employee recruiting costs(d)	72	420	262	724
Management fees and expenses(e)	—	875	1,847	3,612
Stock-based compensation expense(f)	680	1,186	4,066	4,663
Stock-based compensation related to special one-time IPO bonus grant(g)	2,610	—	5,318	—
Non-cash rent(h)	161	488	2,320	2,398
Other(i)	(379)	(198)	384	(347)
Adjusted EBITDA	$45,172	$33,812	$138,312	$115,270
Corporate overhead expenses(j)	15,735	15,006	60,675	53,303
Store-level Adjusted EBITDA	$60,907	$48,818	$198,987	$168,573

(a)	Includes the portion of depreciation and amortization expenses that are classified as cost of sales in our consolidated statements of operations.
(b)

Primarily consists of consulting and other professional fees with respect to tax consulting services as well as completed projects to enhance our accounting and finance capabilities and other public company readiness initiatives.

(c)

Non-capital expenditures associated with opening new stores, including marketing and advertising, labor and cash occupancy expenses. We anticipate that we will continue to incur cash costs as we open new stores in the future. We opened one new store during the thirteen weeks ended January 28, 2017 and no new stores during the thirteen weeks ended January 30, 2016, and 24 and 20 new stores for fiscal years 2017 and 2016, respectively.

(d)	Primarily reflects employee recruiting and relocation costs in connection with the build-out of our management team.
(e)

Reflects management fees paid to our Sponsors in accordance with our management agreement. In connection with our initial public offering, the management agreement was terminated on August 3, 2016 and our Sponsors no longer receive management fees from us.

(f)	Non-cash stock-based compensation related to the ongoing equity incentive program that we have in place to incentivize and retain management.
(g)

Non-cash stock-based compensation associated with a special one-time initial public offering bonus grant to senior executives, which we do not consider in our evaluation of our ongoing performance. The grant was made in addition to the ongoing equity incentive program that we have in place to incentivize and retain management and was made to reward certain senior executives for historical performance and allow them to benefit from future successful outcomes for our Sponsors.

(h)

Consists of the non-cash portion of rent, which reflects (i) the extent to which our GAAP straight-line rent expense recognized exceeds or is less than our cash rent payments, partially offset by (ii) the amortization of deferred gains on sale-leaseback transactions that are recognized to rent expense on a straight-line basis through the applicable lease term. The offsetting amounts relating to the amortization of deferred gains on sale-leaseback transactions were $(1.5) million and $(1.0) million during the thirteen weeks ended January 28, 2017 and January 30, 2016, respectively, and $(4.7) million and $(3.2) million for fiscal years 2017 and 2016, respectively. The GAAP straight-line rent expense adjustment can vary depending on the average age of our lease portfolio, which has been impacted by our significant growth. For newer leases, our rent expense recognized typically exceeds our cash rent payments while for more mature leases, rent expense recognized is typically less than our cash rent payments.

(i)	Other adjustments include amounts our management believes are not representative of our ongoing operations, including:

        for fiscal year 2017,  a loss of $0.3 million recognized on the sale of land in connection with the expansion of our distribution center;

        for fiscal year 2016,  gain on the sale of our property in Houston, Texas of $(1.8) million and $(0.3) million related to various refunds for prior period taxes and audits, partially offset by $0.5 million in expenses incurred for a store closure; and

(j)

Reflects corporate overhead expenses, which are not directly related to the profitability of our stores, to facilitate comparisons of store operating performance as we do not consider these corporate overhead expenses when evaluating the ongoing performance of our stores from period to period. Corporate overhead expenses, which are a component of selling, general and administrative expenses, are comprised of various home office general and administrative expenses such as payroll expenses, occupancy costs, marketing and advertising, and consulting and professional fees. See our discussion of the changes in selling, general and administrative expenses presented in "—Results of Operations". Store-level Adjusted EBITDA should not be used as a substitute for consolidated measures of profitability or performance because it does not reflect corporate overhead expenses that are necessary to allow us to effectively operate our stores and generate Store-level Adjusted EBITDA. We anticipate that we will continue to incur corporate overhead expenses in future periods.

Investor Relations:
ICR, Inc.
Farah Soi
203.682.8200
Farah.Soi@icrinc.com

At Home

Bethany Perkins

972.265.1326

InvestorRelations@AtHome.com

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